Exhibit 99.1
PRESS RELEASE

GSE Environmental Announces Acquisition of SynTec, LLC

HOUSTON, TX – February 5, 2013 – GSE Holding, Inc. (NYSE:GSE), a leading global provider of highly engineered geosynthetic containment solutions for environmental protection and confinement applications, today announced it has acquired all of the equity interests of SynTec, LLC, based in Baltimore, Maryland, for approximately $10 million cash.

“We are excited to welcome SynTec, a proven leader and manufacturer of geosynthetic drainage and soil reinforcement products, into the GSE family,” said Mark Arnold, President and Chief Executive Officer of GSE Environmental. “The addition of SynTec highlights our focus on identifying and completing highly-strategic acquisitions.  SynTec represents an entry for us into the civil market and provides us access to new technology for environmental and civil applications.”

SynTec has revenues of approximately $20 million. Co-Founders Giovanni Capra and Aigen Zhao will remain with GSE after the acquisition.

About GSE Holding, Inc.

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids, and gases for organizations engaged in waste management, mining, water, wastewater and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The Company’s principal products are polyethylene based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills, contain materials generated in certain mining processes; and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers and canals. Headquartered in Houston, Texas, USA, GSE maintains sales offices throughout the world and manufacturing facilities in the US, Chile, Germany, Thailand and Egypt.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.   These statements may include words such as “anticipate,” “believe,” “may,” and other words and terms of similar meaning, including in connection with any discussion of the timing or nature of future financial performance or other events.  Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by GSE from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, GSE’s actual results may differ materially from those indicated or implied by such forward-looking statements. Except as required by law, GSE disclaims any obligation to publicly update such statements.

CONTACT:

Mike Kirksey
Executive Vice President and Chief Financial Officer
Phone: 281-230-6732
Email: mkirksey@gseworld.com